                                                              EXHIBIT (15)(A)(1)

                      EATON VANCE SPECIAL INVESTMENT TRUST
                            (COMBINED CLASSIC SERIES)

                                  AMENDMENT TO
                            AMENDED DISTRIBUTION PLAN
                                  ON BEHALF OF
           EV INVESTORS FUND, EV SPECIAL EQUITIES FUND, EV STOCK FUND,
                             & EV TOTAL RETURN FUND

         Whereas Eaton Vance Distributors, Inc. (the "prior principal underwriter") has served as the Principal Underwriter of Trust shares prior to the effective date of this Amendment, and whereas Eaton Vance Distributors, Inc. (currently named EV Distributors, Inc.) a separate Massachusetts corporation (the "successor principal underwriter") is succeeding to the business of the prior principal underwriter on November 1, 1996, the Trust hereby amends its Amended Distribution Plan of the above funds, by substituting the successor principal underwriter for the prior principal underwriter in the Plan effective November 1, 1996. The uncovered distribution charges as of the close of business on October 31, 1996 shall be the uncovered distribution charges of the successor principal underwriter as of the opening of business on November 1, 1996.

                             ADOPTED: June 24, 1996